Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 1st Quarter 2006 Financial Results

          HIXSON, Tenn., April 20 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc. saw its 1st quarter 2006 earnings increase to $1.36 million versus $840 thousand, an increase of 61.3% over first quarter 2005 while book earnings per share increased in the first quarter of 2006 to $.42 versus $.29, an increase of 47.8% over first quarter 2005. (The per share data is different than the nominal earnings due to a 500,000 stock issue completed in February 2005 and maturity of non-qualified director stock options.)  The earnings growth was the result of continued strong balance sheet growth, especially loan generation.  Loan growth was lead by C & I and Commercial Real Estate lending which grew on average 28.9% over the same period in 2005. Due to this growth and the Bank’s “positive gap” (interest bearing assets repricing quicker than interest bearing liabilities) the Bank’s net interest margin increased to 5.65% in 1st quarter of 2006 compared to 5.29% during the first quarter of 2005.  The Company’s performance metrics continued to improve due the Bank’s net interest margin, ROA was 1.65% for the first quarter of 2006 compared to 1.31% during the first quarter in 2005. ROE was 16.18% during the first quarter in 2006 compared to 13.02% in 2005.

          The company completed the exercise of the Board of Director’s initial non- qualified stock option grant and deployed and additional 235,500 shares of common stock and foresees no material additional exercises until 2009. Presently the Company is operating at a comfortable 10.2% leverage ratio and has the ability to continue to grow its balance sheet in excess of its retained earnings ability to fund growth for the foreseeable future. Given this positive capital position and an above average net interest margin, management remains confident with the $1.62 earnings per share guidance given at the beginning of the year.

          The asset quality remained at the superior level during first quarter of 2006 with the exception of one well collateralized loan in the amount of $1.8 million which was placed on non-accrual and as result, non-performing loans as a percentage of average total loans increased to 0.98% while past due loans as a percentage of total loans increased slightly to 0.84%.  The Bank had net charge offs of $31 thousand during the first quarter, while providing $378 thousand to the loan loss allowance. The large provision was created to fully fund the loan loss allowance for the loan growth realized during the quarter, and protect the Bank against any unforeseen issues.  As a result, the Bank was able to increase its allowance for possible loan losses to 1.41%.

          Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $340 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of March 31, 2006
(in thousands)

	Three Months Ending March 2006
			% Change
EARNINGS SUMMARY	2006	2005

Interest income	$6,509	$4,322	50.6%
Interest expense	2,154	1,135	89.8%
Net interest income	4,355	3,187	36.6%
Provision for loan loss	378	210	80.0%
Net interest income after provision	3,977	2,977	33.6%
Noninterest income	433	218	98.6%
Noninterest expense	2,242	1,821	23.1%
Pretax income	2,168	1,374	57.8%
Income taxes	813	534	52.2%
Net income	$1,355	$840	61.3%
Earnings per common share	$0.42	$0.29	47.8%
Weighted average common shares outstanding	3,215,271	2,947,594

	Year-to-Date Ending March 2006
			% Change
EARNINGS SUMMARY	2006	2005

Interest income	$6,509	$4,322	50.6%
Interest expense	2,154	1,135	89.8%
Net interest income	4,355	3,187	36.6%
Provision for loan loss	378	210	80.0%
Net interest income after provision	3,977	2,977	33.6%
Noninterest income	433	218	98.6%
Noninterest expense	2,242	1,821	23.1%
Pretax income	2,168	1,374	57.8%
Income taxes	813	534	52.2%
Net income	$1,355	$840	61.3%
Earnings per common share	$0.42	$0.29	47.8%
Weighted average common shares outstanding	3,215,271	2,947,594

	Three Months Ending March 31
			% Change
AVERAGE BALANCE SHEET SUMMARY	2006	2005

Loans, net of unearned income	$271,650	$210,665	28.9%
Investment securities & Other	35,835	30,089	19.1%
Earning assets	307,485	240,754	27.7%
Total assets	328,569	256,459	28.1%
Noninterest bearing deposits	36,644	36,875	-0.6%
Interest bearing transaction deposits	34,551	32,684	5.7%
Certificates of deposit	128,963	90,869	41.9%
Total deposits	200,158	160,428	24.8%
Other interest bearing liabilities	40,576	36,019	12.7%
Shareholder’s equity	33,488	25,806	29.8%

	Year-to-Date Ending March 31
			% Change
AVERAGE BALANCE SHEET SUMMARY	2006	2005

Loans, net of unearned income	$271,650	$210,665	28.9%
Investment securities & Other	35,835	30,089	19.1%
Earning assets	307,485	240,754	27.7%
Total assets	328,569	256,459	28.1%
Noninterest bearing deposits	36,644	36,875	-0.6%
Interest bearing transaction deposits	34,551	32,684	5.7%
Certificates of deposit	128,963	90,869	41.9%
Total deposits	200,158	160,428	24.8%
Other interest bearing liabilities	40,576	36,019	12.7%
Shareholder’s equity	33,488	25,806	29.8%

	Three Months Ending March 2006		Year-to-Date Ending March 2006

SELECTED RATIOS	2006	2005	2006	2005

Average equity to average assets	10.19%	10.06%	10.19%	10.06%
Average net loans to average total assets	82.68%	82.14%	82.68%	82.14%
Return on average assets	1.65%	1.31%	1.65%	1.31%
Return on average total equity	16.18%	13.02%	16.18%	13.02%
Actual Equity on March 31,	$33,777,189	$27,385,960
Actual # shares outstanding on March 31,	3,223,284	3,011,334
Book value per common share	$10.48	$9.09

SOURCE  Cornerstone Bancshares, Inc.
          -0-                              04/20/2006
          /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc.,
+1-423-385-3009/
          /Web site:  http://www.cscbank.com /
          (CSBQ)